Exhibit 99.1

Media Contact:	Investor Contacts:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
917-763-8106	EnteroMedics Inc.
eliza@argotpartners.com	651-634-3011
syoungstrom@vbloc.com

EnteroMedics Highlights Recent Achievements Ahead of Special Shareholder Meeting

ST. PAUL, Minnesota, October 11, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today highlighted the Company’s recent achievements in a letter to shareholders, ahead of the Company’s anticipated special meeting of shareholders to be held October 19, 2016.

Dear Shareholders:

As I reflect on my first year as Chief Executive Officer of EnteroMedics, I am pleased with the progress we’ve made as a company and now, more than ever, believe we have taken significant steps toward expanding the availability of vBloc® Therapy to a large and growing number of those living with a disease which has become one of the greatest threats to public health in modern history: obesity.

Last week, on October 5, 2016, we announced perhaps our most significant victory towards achieving this goal. Through a national contract with our distribution partner, Academy Medical, LLC, we announced that vBloc Therapy is now available to all U.S. veterans at VA medical facilities. This means that the over one million obese U.S. Veterans may receive vBloc Therapy at any VA medical facility at little to no cost in accordance with their Veterans’ health benefits.

It is an honor to be able to provide this revolutionary, effective option to the morbidly obese men and women who have so valiantly and selflessly served our country. We look forward to working closely with the VA and Academy Medical to train VA surgeons so they are prepared to offer vBloc Therapy and begin performing implants as soon as possible. In parallel, our aggressive efforts to obtain broad reimbursement coverage for vBloc Therapy continue, as we believe all patients deserve access to every option that may help in their battle against obesity.

Supporting this effort, vBloc Therapy is backed by a strong and extensive body of research, including recently announced 24-month results from our pivotal ReCharge Study, published this past August in Obesity Surgery. These results confirm the durable nature of the weight loss achieved with vBloc Therapy, as well as the positive impact it had on patients’ obesity-related comorbidities. As importantly, in studies, vBloc Therapy has demonstrated a far better safety profile than other bariatric procedures, a factor that not only impacts patient quality of life, but reduces the overall cost of therapy by reducing the need for costly intervention.

While this research further validates our confidence in vBloc Therapy, perhaps most inspiring is the growing number of first-hand patient success stories we’ve had the privilege of learning about and sharing with you. Speaking to patients whose lives have been drastically improved through this groundbreaking therapy only strengthens our commitment to delivering vBloc Therapy to as many patients as possible.

EnteroMedics has scheduled an important Special Meeting of Shareholders for Wednesday, October 19, 2016. If you were a shareholder of record at the close of business on September 14, 2016, you are entitled to vote at the Special Meeting. Your proxy support and vote is essential to achieving our goals and furthering our success.

As not only the president and CEO of EnteroMedics, but also a fellow shareholder, I urge you to exercise your right to vote your shares. A reminder proxy was mailed out to unvoted shareholders last week. Please take prompt action to vote your EnteroMedics shares, preferably by internet or telephone, by following the voting instructions included with our proxy materials.

If you have not yet voted or misplaced your Proxy and need assistance with voting your shares, please contact The Proxy Advisory Group LLC, which is assisting us, either by telephone: 212-616-2180 or email: info@proxyadvisory.net.

We thank you for your proxy support and look forward to sharing our future successes with you.

Sincerely,

Dan W. Gladney

President and Chief Executive Officer

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Information about the vBloc® System and vBloc® Neurometabolic Therapy

You should not have an implanted vBloc® System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the vBloc System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and vBloc System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.